                             PLAN OF REORGANIZATION
                                   TERM SHEET(1)


I.       Preconfirmation Events

                           As a prerequisite to confirmation of a Plan of Reorganization, the following will occur:

         A. DIP Working Capital Facility. To fund the working capital needs of FPA Medical Management, Inc. and its subsidiaries and affiliates (including affiliated professional corporations and associations) ("FPA", the "Subsidiaries" and the "Professional Corporations", respectively, and collectively, the "Debtors"), certain parties (the "DIP Lenders") to FPA's Prepetition Credit Agreement (defined below) will provide revolving credit facility not to exceed $[50] million (the "DIP Facility") inclusive of amounts required to repay the Sterling Facility (defined below). The obligations owed pursuant to the DIP Facility shall be (i) granted a superpriority administrative claim and (ii) secured by superpriority liens and security interests in and to all of the Debtors' assets with priority over the liens and security interests of the Prepetition Bank Group (defined below), both subject to the Carve-Out (as defined in the DIP term sheet which is attached hereto). Annexed as Exhibit A hereto is a term sheet for the proposed DIP Facility.


--------
(1) The Debtors, in conjunction with the Prepetition Bank Group, are currently in the process of analyzing the tax consequences that will result from the corporate reorganizations and distributions contemplated hereby. This analysis has not yet been completed and, accordingly, such considerations have not been taken into account in developing the proposals contained herein. The Debtors, after consultation with the Prepetition Bank Group, may amend this Term Sheet as may be necessary to carry out the intent and purpose hereof in the most tax efficient manner possible.

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         B.       Payment of Sterling Loan Facility. A portion of the DIP
                  Facility will be used to retire the obligations under the prepetition loan facility (the "Sterling Loan Facility") provided pursuant to that certain Credit Agreement dated as of June 30, 1998 by and among Sterling Healthcare Group, Inc., BankBoston, N.A., as Sterling Agent, and the various lenders party thereto.

         C. Payment of Prepetition Claims of Physician Providers Related to Go-Forward Businesses. Continued cooperation from salaried physicians, physicians who provide services to the FPA Network on an independent contractor basis and physicians employed by independent physician associations (collectively, the "Physician Provider(s)") is crucial to the Debtors' restructuring efforts. Therefore, as a part of the initial relief sought in the bankruptcy cases, the Debtors will file an application seeking to pay past due amounts owed to the Physician Providers who perform services for the go-forward business operations. Such payments will be made in installments during the pendency of the cases and will be conditioned upon a Physician Provider's agreement to continue to provide services to the Debtors. A breach of such an agreement would give rise to a disgorgement claim against the Physician Provider.

         D. Implementation of Employee Retention Program. The Debtors will file an application with the Bankruptcy Court on or about the "first day" of the bankruptcy cases seeking approval of a program designed to retain employees of the go-forward business operations during the bankruptcy reorganization process (the "Employee Retention Pro gram"). The Employee Retention Program will be substantially similar to the draft proposal distributed to the Prepetition Bank Group, provided that (i) payments to employees under the Employee Retention Program will not exceed $3,500,000 in the aggregate inclusive of those amounts set forth on Exhibit C annexed hereto and
                  (ii) the amounts to be paid will be payable as follows: (a) 25% of the total retention amount payable to an eligible employee (a "Retention Amount" and an "Eligible Employee," respectively) will be paid on October 31, 1998 and (b) 75% of the Retention Amount will be payable to each Eligible Employee on the earlier of consummation of the Plan or termination of such Eligible Employee without cause. Amounts payable pursuant to the Employee Retention Program will be funded with proceeds from the DIP Facility and/or the Exit Financing

For Settlement Purposes Only                                       July 17, 1998

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
                  Facility (defined below), as the case may be. During the initial stages of the cases, the Debtors will also seek approval of long term agreements for certain key members of management including the Debtors' current chief executive officer and executive vice presidents.

II.      Plan Implementation

                  With respect to implementation of the Plan of Reorganization, the following will occur:

         A. Plan of Reorganization. A joint plan of reorganization proposed by each of the Debtors (the "Plan") containing substantially the terms out lined herein will be proposed, confirmed and consummated on or before December 31, 1998.

         B.       Realignment of Corporate Structure.

                  1. Purpose. The current corporate structure will be realigned and simplified. The realignment will provide management with financial flexibility, create operating units which have similar business characteristics and which, on an individual reporting basis, will be demonstrably viable in the eyes of providers, payors and regulators.

                  2. Structure. The Plan will provide for creation of a traditional multi-tiered holding company structure (with FPA as the ultimate parent), enabling individual business units to be purchased and sold with minimal impact on other operations, substantially in the form of the chart annexed hereto as Exhibit B. The corporate structure shall be in form and substance reasonably acceptable to the Debtors and the Prepetition Bank Group.

                  3. Implementation. In order to implement the realignment, new entities will be created and/or certain of the existing Debtors will be merged into one another and others will be liquidated. All existing equity interests in the Debtors will be cancelled and new interests will be issued as set forth on Exhibit B.


For Settlement Purposes Only                                       July 17, 1998

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
         C.       Reorganization Securities.

                  1. New Common Stock. Reorganized FPA will authorize up to 40,000,000 shares of new common stock (the "New Common Stock") which will be listed with a nationally recognized stock exchange as soon as reasonably practicable. As described below, on the Effective Date, only 20,000,000 shares of those authorized to be issued will be available for distribution to creditors of the Debtors and to certain employees, members of management and directors of the Reorganized Debtors.

                  2. Warrants. Reorganized FPA will also issue warrants to purchase an aggregate of 3.0% of New Common Stock on a fully diluted basis (the "Warrants") to be distributed to the General Unsecured Creditors (including the Debentureholders (defined below)) in the manner described below.

         D. Exit Financing Facility. Prior to filing of the Plan containing the terms of this Term Sheet (and as a condition to the Company's agreement to file the Plan), a commitment for an exit financing facility will be obtained by Reorganized FPA (the "Exit Financing Facility") from the Prepetition Lenders and/or the DIP Lenders, or such other mutually agreeable lending source, on terms mutually agreeable to the Debtors and the Prepetition Lenders. The Exit Financing Facility will be used to (i) repay any non-ordinary course administrative claims including amounts outstanding under the DIP Facility and (ii) for the Reorganized Debtors' working capital needs subsequent to consummation of the Plan.



For Settlement Purposes Only                                       July 17, 1998

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
         E.       Other Plan Provisions.

                  1. Corporate Governance. The initial Board of Directors of Reorganized FPA shall be identified prior to the hearing on confirmation of the Plan and shall consist of Stephen J. Dresnick, M.D., one additional member to be selected by Dr. Dresnick, and five other candidates chosen by the Prepetition Bank Group.

                  2. Employee and Management Incentive Stock Options. Pursuant to the Plan, a Stock Option Program shall be implemented to provide incentives for employees and members of management of Reorganized FPA to return the Debtors to profitability and to maximize values for their stakeholders. The management stock options granted on the Effective Date (defined below) shall be as follows:

                           a. Options to purchase, in the aggregate, 3% of the shares of New Common Stock on a fully diluted basis. These options would vest on the Effective Date. The exercise price of such options shall be equal to the price per share of the New Common Stock being issued to the Prepetition Bank Group on the Effective Date (the "Effective Date Share Price").

                           b. Options to purchase, in the aggregate, an additional 2% of the shares of New Common Stock on a fully diluted basis. These options would vest on the 18 month anniversary of the Effective Date. The exercise price of such options shall be equal to 115% of the Effective Date Share Price.

                           c. Options to purchase, in the aggregate, an additional 3% of the shares of New Common Stock on a fully diluted basis. These options would vest on the 36 month anniversary of the Effective Date. The exercise price of such options shall be equal to 130% of the Effective Date Share Price.


For Settlement Purposes Only                                       July 17, 1998

                                    Page -5-

                           The management stock options will have customary terms and conditions regarding vesting (other than as to the date of vesting, which is set forth above), including the acceleration of vesting upon a change of control or the occurrence of other specified events. These options are in addition to and not in lieu of ordinary and customary employee and management bonus plans which the Board of Directors, in its discretion, may approve.

                           Reorganized FPA shall also establish an incentive bonus pro gram for certain of the Physician Providers who agree to per form services for the Reorganized Debtors for a specified period of time after substantial consummation of the Plan (hereafter, the "Effective Date") which bonus program shall provide cash and/or equity payments in such amounts and upon such terms as may be determined by Reorganized FPA's Board of Directors.

                  3. Severability of Joint Plans. A determination by the Court that the Plan, as it applies to any particular Debtor, is not confirm able shall not limit or effect either (i) the confirmability of the Plan as it applies to any other Debtor or (ii) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

III.     Plan Distributions

         A. Prepetition Bank Group. The claims of the various entities (the "Prepetition Bank Group") who are party to that certain Credit Agreement dated June 30, 1997, as amended (the "Prepetition Credit Agreement"), by and among FPA, Lehman Commercial Paper Inc., as Arranger and Syndication Agent, BankBoston, N.A., as Administrative Agent, and the various institutions who are parties thereto (which claims are in the approximate amount of $315 million) are secured by substantially all of the assets of each of the Debtors. On the Effective Date, in exchange for these obligations and the release of the liens secured thereby, 100% of the shares of New Common Stock shall be distributed to the Prepetition Bank Group (to be distributed pro rata among them).

For Settlement Purposes Only                                       July 17, 1998

                                    Page -6-

                  Alternatively, the Prepetition Bank Group will receive a combination of debt and equity securities, the composition of which will be deter mined after an evaluation of the Debtors' debt capacity (beyond the Exit Financing Facility) and, in any event, mutually acceptable to the Debtors and the Prepetition Bank Group.

         B. General Unsecured Creditors (including Debentureholders). On the Effective Date, the General Unsecured Creditors (including holders of 6.50% Subordinated Debentures due 2001(the "Debentureholders")) shall receive the Warrants to be distributed among them on a pro rata basis. The Warrants shall be exercisable over a five-year period after the Effective Date. The exercise price for the Warrants shall be equal to 110% of the product of (a) the claims of the Prepetition Bank Group as of the Effective Date (including, without limitation, all accrued and unpaid interest, costs and other charges through such date, and determined as if the Bankruptcy Cases had not been filed) divided by, (b) 20,000,000.

         C. Existing Common Equity Interests. The interests of existing equity holders will be cancelled.


For Settlement Purposes Only                                       July 17, 1998


                                    Page -7-

                                                                       EXHIBIT A

                                  CONFIDENTIAL

                  Outline for Terms and Conditions for Priming
                            Revolving Credit Facility
                         in the Amount of $50.0 million
                              (the "DIP Facility")


Borrower:        FPA Medical Management, Inc., a Delaware Corporation, as
                 Debtor-in-Possession in a case (the "Case") pending under Chapter 11 of the Bankruptcy Code (the "Borrower").

Guarantors:      The obligations of the Borrower shall be guaranteed by the direct and indirect subsidiaries of the Borrower listed on
                 Schedule 1 hereto (including affiliated professional corporations and associations), each of which shall be a Debtor-in-Possession in a case (together with the Debtor's
                 Case, the "Cases") pending under Chapter 11 of the Bankruptcy
                 Code (each a "Guarantor" and collectively the "Guarantors").

Agent/Arranger:  BankBoston, N.A. ("BankBoston") shall serve as the
                 Administrative Agent and Lehman Commercial Paper, Inc. ("Lehman") as the Syndication Agent and Arranger for the DIP Facility (BankBoston and Lehman together, the "DIP Agents").

Lenders: A syndicate of financial institutions to be arranged by Lehman to include BankBoston and Lehman (the "DIP Lenders").

Commitment:      The DIP Facility will be a revolving credit facility and the credit agreement for the DIP Facility (the "DIP Credit
                 Agreement") will provide for a total commitment (the
                 "Commitment") of up to $50.0 million.


For Settlement Purposes Only                                       July 18, 1998

Use of Proceeds: The Commitment shall be used by the Borrower and Guarantors for general corporate purposes relating to post-petition operations in accordance with the Budget (as defined below) and to pay certain prepetition amounts including, but not limited to: (i) payment on the Closing Date (as defined below) of amounts outstanding under the pre-petition loan facility provided pursuant to the Credit Agreement dated as of June 30, 1998 (the "Sterling Credit Agreement") by and among Sterling Healthcare Group, Inc., BankBoston, N.A. as Sterling Agent and the various lenders party thereto; and (ii) payment of certain prepetition claims as may be authorized by the Bankruptcy Court and as contemplated by the Budget; provided that no portion of the DIP Facility shall be used to fund the commencement or prosecution of any contested matter or adversary proceeding challenging the claims or liens of the Prepetition Bank Group or the lenders party to the Sterling Credit Agreement.

                 Borrower shall prepare and distribute to the DIP Agents projections covering a six month period beginning on or around the Petition Date (defined below) (to be depicted weekly for the first three months and monthly thereafter) (the "Budget"). No later than 10 days prior to the end of each calendar month, the Borrower shall update the Budget to depict cash flow projections on a weekly basis for the next three months.

Term: Borrowings shall be repaid in full and the Commitment shall terminate at the earliest of: (i) February 1, 1999 (the "Maturity Date"); (ii) the 30th day following the commencement of the Cases (the "Petition Date") in the event the final approval by the Bankruptcy Court of the DIP Facility has not occurred; (iii) substantial consummation of a plan of reorganization (the "Plan"); and (iv) acceleration of the loans outstanding under the Commitment upon an Event of Default (each of which, the "Termination Date")


For Settlement Purposes Only                                       July 18, 1998

Priority and Liens:  All borrowings and all guarantees of the foregoing by the Guarantors shall at all times:

                     (a) be entitled to Superpriority claim status in the Cases pursuant to Bankruptcy Code Section 364(c)(1), subject to the Carve-Out (defined below), having a Superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b);

                     (b) be secured pursuant to Bankruptcy Code Sections
                         364(c)(2) and (3), subject to the Carve-Out, by a second priority perfected lien on, and security interest in, all present and after acquired property of the Borrower and the Guarantors subject to valid and perfected existing liens (other than those described in clause (c) below);

                     (c) be secured pursuant to Bankruptcy Code Section
                         364(d)(1), subject to the Carve-Out, by a perfected first priority, senior priming lien on all of the property of the Borrower and the Guarantors that secures the obligations of the Borrower and the Guarantors under or in connection with the Credit Agreement dated as of June 30, 1997 among the Borrower, BankBoston, Lehman and the lenders party thereto (the "FPA Credit Agreement" and the "Prepetition Bank Group," respectively), all of which existing liens
                         (the "Primed Liens") shall be primed by and made subject and subordinate to the perfected first priority liens to be granted to the DIP Agents and the DIP Lenders.

                         The property referred to in the preceding clauses (i),
                         (ii) and (iii) is collectively referred to as the "DIP Collateral".

                         Upon the occurrence of a default or Event of Default, the Superpriority claim status and the liens granted hereunder shall be subject to prior payment of (i) allowed and/or

For Settlement Purposes Only                                       July 18, 1998
                         unpaid professional fees and disbursements incurred by the Borrower, the Guarantors and any statutory commit tees appointed in the Cases in an amount not to exceed $3.0 million and (ii) payment of fees of the clerk of the Bankruptcy Court and fees pursuant to 28 USC
                         Section 1930 (together, the "Carve-Out")

                         So long as no Event of Default shall have occurred or be continuing after giving effect to any applicable cure period, compensation and reimbursement of expenses allowable and payable under USC Section 330 and 331 may be made, as the same may be due and payable. Any amounts paid, invoiced, allowed, incurred or otherwise payable prior to such time shall not reduce the Carve Out.

 Conditions to
 Priming
 and Use of Cash
 Collateral:             The holders of obligations secured by the Primed Liens
                         shall be granted Superpriority claims and liens and security interests in property of the Borrowers and the Guarantors acquired after the Petition Date subordinate only to the Superpriority claims and liens and security interests granted to secure obligations owed pursuant to the DIP Facility and prior and superior to all other interests therein.

Interest Rate: BankBoston Base Rate (the "Base Rate") plus 2.00%. Interest on Base Rate loans shall be payable monthly in arrears and on the Termination Date.

Default Interest:        Upon the occurrence and during the continuance
                         of any default in the payment of principal, interest or other amounts due under the Agreement, interest shall be payable on demand at 2.00% above the then applicable rate.

Facility Fee:            2.00% of the Commitment.

Administrative Fee:      [To be discussed]

For Settlement Purposes Only                                       July 18, 1998

Commitment Fee:          1/2 of 1% per annum on the unused amount of the
                         Revolving Credit Commitment, payable monthly in arrears to the DIP Agent during the term of the DIP
                         Facility.

Borrowing                 Borrowing requests shall be made in $1.0
Requests:                 million increments.

Mandatory Prepay-
ments and Cash
Collateralization:       If either the Borrower or any of the Guarantors
                         receives "Net Cash Proceeds" (to be defined substantially as defined in the Sterling Credit
                         Agreement) from the sale or other disposition of DIP
                         Collateral outside of the ordinary course of business, the Borrower and/or Guarantor, as the case may be, shall apply such Net Cash Proceeds to the payment of all outstanding amounts owed pursuant to the DIP
                         Facility which amounts may be reborrowed in a manner consistent with the terms of the DIP Facility and the Budget.

 Optional
 Prepayment:             Amounts outstanding under the DIP Facility may be
                         prepaid in full prior to maturity without penalty.

Closing Date:            The date upon which all conditions
                         precedent to the making of the initial extensions of
                         credit are satisfied (the "Closing Date").
Conditions
Precedent to Initial
Extension of Credit:     The DIP Credit Agreement shall contain conditions
                         precedent to the occurrence of the Closing Date and the making of the initial extension of credit reasonably required by the DIP Agents in the context of the pro posed DIP Financing, including, without limitation:

                         (a) Entry of an order or orders of the Bankruptcy Court
                             (the "Approval Order") collectively authorizing and approving the transactions contem-


For Settlement Purposes Only                                       July 18, 1998
                             plated by the DIP Credit Agreement and which is otherwise in form and substance satisfactory to the DIP Agents;

                        (b)  Receipt of closing documents reasonably
                             satisfactory in form and substance to the DIP
                             Agents;

                        (c) The delivery to, and approval by, the DIP Agents of the Budget;

                        (d) Payment of all fees owed to the DIP Lenders and the DIP Agents as contemplated hereby;

                        (e) All of the "first day orders" entered at the time of the commencement of the cases shall be in form and substance reasonably satisfactory to the DIP Agents; and

                        (f) Resolutions of the Boards of Directors of the Debtors in form and substance satisfactory to the DIP Lenders, authorizing and approving the DIP Facility and the Plan of Reorganization Term Sheet.


For Settlement Purposes Only                                       July 18, 1998

Conditions
Precedent to Each
Extension of Credit:     The DIP Credit Agreement shall contain conditions
                         precedent to each extension of credit (including the initial extension of credit) reasonably required by the DIP Agents in the context of the proposed DIP
                         Financing, including, without limitation:

                         (a)  No default or Event of Default exists;

                         (b) All representations and warranties shall be true and correct in all material respects including that there shall not have occurred and material adverse change since the Closing Date in the financial condition, business, prospects, operations, properties or performance of the Borrower or the Guarantors, taken as a whole;

                         (c) The delivery of a borrowing certificate of an executive officer of the Borrower to the effect that (i) the proposed loan is necessary, after utilization and application of the available cash of the Borrower and the Guarantors, in order to satisfy the Borrower's or any Guarantors's obligations (subject to the restrictions on use of loan proceeds contemplated hereby, including compliance with the Budget), (ii) to the best of such officer's knowledge, the Borrower and/or the Guarantors, as applicable, has observed or per formed all of their covenants and other agree ments, and satisfied in all material respects every condition, contained in the DIP Credit Agreement to be observed, performed or satisfied by such party, and (iii) that such officer has no knowledge of any default or Event of Default;

                         (d) Payment of all fees and other amounts then due and payable.


For Settlement Purposes Only                                       July 18, 1998

Representations and
Warranties:              Those representations and warranties appropriate in the
                         context of the proposed DIP Facility including, without limitation, representations and warranties concerning:
                         the Borrower's and Guarantors' financial condition and absence of material undisclosed liabilities; corporate existence and compliance with law; corporate power and authority; enforceable obligations; no conflict with law or contractual obligations; Federal Reserve regulations; taxes; subsidiaries; ownership of property and liens; ERISA; intellectual property; environmental matters; Investment Company Act; accuracy of disclosure; and franchise agreement.

Covenants:               Covenants to apply to the Borrower and the Guarantors
                         shall be customary for debtor-in-possession financings, including but not limited to the following:

                         (a) Preparation and maintenance of books in accordance with GAAP

                         (b) Monthly delivery of financial statements for the Borrower and the Guarantors on a consolidated basis;

                         (c)  Delivery of the updated Budget;

                         (d) Payment of all postpetition taxes and other obligations;

                         (e)  Maintenance of adequate insurance;

                         (f)  Restrictions on indebtedness;

                         (g)  Restrictions on liens;

                         (h)  Restrictions on sales of assets;

                         (i) Restrictions on dividends and other distributions on equity;



For Settlement Purposes Only                                       July 18, 1998

                         (j) Satisfaction of the financial ratios and other tests as more specifically set forth on Schedule 2 hereto;

                         (k)  Restrictions on payment of pre-petition
                              obligations and amendment of pre-petition agreements, except as otherwise permitted pursuant to the terms hereto;

                         (l)  Restrictions on capital expenditures;

                         (m) Restrictions on mergers, acquisitions and divestitures;

                         (n)  Restrictions on transactions with affiliates;

                         (o) Restrictions on investments, including a restriction on all intercompany transfers after the Clos ing Date, except for (i) transfers from the Borrower to its subsidiaries for purposes consistent with the Budget, (ii) transfers from subsidiaries of the Borrower to the Borrower, the proceeds of which are used to repay outstanding amounts under the DIP Facility, (iii) transfers in the ordinary course of business consistent with past practice between the Borrower and any of its subsidiaries in connection with their consolidated cash management and (iv) at anytime prior to July 31, 1998, transfers described on a schedule to the DIP Facility and delivered before the Closing Date; and

                         (p)  Restrictions on change in business.

Events of Default:            Those typical in debtor-in-possession financings
                              including:

                         (a) Failure of the Borrower to pay (i) interest or fees when due and such default shall continue for



For Settlement Purposes Only                                       July 18, 1998
                              more than two business days and (ii) principal when due;

                         (b) In any Case, appointment of a Trustee or a responsible person having enlarged powers relating to the operations of the businesses of the Borrower or the Guarantors;

                         (c) The entry of an order dismissing any of the Cases or converting any of the Cases to a Chapter 7 case;

                         (d) Unless the Required DIP Lenders otherwise agree, the entry of an order granting any other Superpriority claim or lien equal or superior to that granted to the DIP Lenders;

                         (e) Material breach by the Borrower or any Guarantor of any negative covenant;

                         (f) Material breach by the Borrower or any Guarantor of any other covenant or agreement which breach shall continue unremedied for more than ten business days;

                         (g) Any representation or warranty made by the Borrower or a Guarantor shall prove to have been incorrect in any material respect when made;

                         (h) Payment of any pre-petition indebtedness or obligations, other than as provided herein;

                         (i) Entry by the Bankruptcy Court of an order grant ing relief from the automatic stay to any person, such that said person could foreclose on assets of the Borrower and/or any Guarantor having an aggregate value in excess of $1,000,000; and

                         (j) (i) The failure to file by September 30, 1998, the Plan (containing terms consistent in all material


For Settlement Purposes Only                                       July 18, 1998
                              respects with the Plan of Reorganization Term Sheet dated July 17, 1998); (ii) failure to obtain approval of a Disclosure Statement by November 15, 1998; and (iii) failure to consummate the Plan by December 31, 1998.

                         Upon the occurrence of an Event of Default, the Required DIP Lenders may terminate the Commitments, declare the obligations in respect of the extensions of credit to be immediately due and payable and exercise all rights and remedies under the DIP Credit Agreement and/or any orders of the court.

Voting and Amendments:   "Required DIP Lenders" shall mean, as of any date of
                         determination, at least two DIP Lenders who in the aggregate hold 66 2/3% of the Commitments (or if the Commitments shall have terminated, 66 2/3% of the loans outstanding under the DIP Facility) as of such date.

                         The DIP Credit Agreement may be amended, supplemented or otherwise modified, or non-compliance with provisions thereof may be waived, by the Required DIP Lenders; provided that (a) the consent of all of the DIP Lenders shall be required to (i) amend the definition of "Required DIP Lenders" or (ii) amend, supplement or modify the section of the DIP Credit Agreement relating to amendments and (b) the consent of each DIP Lender affected thereby shall be required to
                         (i) extend the time for payment (including the final maturity) of any principal amount of the DIP Loans,
                         (ii) modify the amount of any DIP Lender's Commitment or the amount of interest payable to any DIP Lender or
                         (iii) modify the Superpriority claim status of the DIP Lenders in respect of any DIP Lender's extensions of credit.

Assignments and
Participations:          The DIP Lenders shall be permitted to assign and sell
                         participation in their DIP Loans and Commitments, provided that no such assignment to an assignee (i) shall be in an aggregate principal amount of less than


For Settlement Purposes Only                                       July 18, 1998

                         $1,000,000 (other than in the case of an assignment of all of a DIP Lender's interests under the DIP Facility); (ii) shall be to any assignee who, after giving effect to such assignment, does not (together with any affiliate or other entity for which it acts as agent) hold obligations under the Prepetition Credit Agreement in an aggregate principal amount equal to at least twice the principal amount of the DIP Loans and/or that portion of the Commitment held by such assignee; and (iii) shall be effective if, after giving effect to such assignment, the assigning DIP Lender (together with any affiliate or other entity for which it acts as agent) would not hold obligations under the Prepetition Credit Agreement in an aggregate principal amount equal to at least twice the principal amount of the DIP Loans and/or that portion of the Commitment held by such DIP Lender.

Governing Law:           New York except as governed by the Bankruptcy Code.



For Settlement Purposes Only                                       July 18, 1998

                                   Schedule 1


FPA MEDICAL MANAGEMENT, INC.
AHI HEALTHCARE SYSTEMS, INC.
AHI (TEXAS) HEALTHCARE SYSTEMS, INC.
AMG MANAGEMENT COMPANY
AMERICAN HEALTH MEDICAL GROUP, DOWNEY, INC.
AVANTI HEALTH SYSTEMS OF TEXAS, INC.
BEVERLY HILLS/WEST LOS ANGELES MEDICAL NETWORK, A MEDICAL GROUP, INC. BHP IPA, INC.
CENTURY FAMILY MEDICAL GROUP, INC.
CINCINNATI HEALTH PARTNERS, INC.
COMPREHENSIVE PRIMARY CARE MSO, INC.
CONNEKT, LLC
CORNERSTONE PHYSICIANS CORPORATION
CORNERSTONE PHYSICIANS OF PHOENIX, INC.
FHC IPA, INC.
FHMG/TDMC MEDICAL GROUP, A PROFESSIONAL CORPORATION
FAMILY PRACTICE ASSOCIATES OF SOUTHERN CALIFORNIA, A MEDICAL CORPORATION FPA ACQUISITION CORP.
FPA AXMINSTER MEDICAL GROUP, INC.
FPA HOLDING COMPANY OF CALIFORNIA, INC.
FPA INDEPENDENT PRACTICE ASSOCIATION, A MEDICAL CORP.
FPA MEDICAL GROUP OF CALIFORNIA, INC.
FPA MEDICAL GROUP OF FLORIDA, INC.
FPA MEDICAL GROUP OF GEORGIA, P.C.
FPA MEDICAL GROUP OF KENTUCKY, INC.
FPA MEDICAL GROUP OF NORTHERN CALIFORNIA, INC.
FPA MEDICAL GROUP OF TEXAS, A TEXAS PROFESSIONAL ASSOCIATION
FPA MEDICAL GROUP OF THE GREATER BAY AREA, INC.
FPA MEDICAL GROUP, P.A.
FPA MEDICAL MANAGEMENT OF ARIZONA, INC.
FPA MEDICAL MANAGEMENT OF FLORIDA, INC.
FPA MEDICAL MANAGEMENT OF GEORGIA, INC.
FPA MEDICAL MANAGEMENT OF ILLINOIS, INC.
FPA MEDICAL MANAGEMENT OF KENTUCKY, INC.
FPA MEDICAL MANAGEMENT OF LOUISIANA, INC.
FPA MEDICAL MANAGEMENT OF MISSOURI, INC.
FPA MEDICAL MANAGEMENT OF NORTH CAROLINA, INC.
FPA MEDICAL MANAGEMENT OF SOUTH CAROLINA, INC.
FPA MEDICAL MANAGEMENT OF TENNESSEE, INC.
FPA MEDICAL MANAGEMENT OF TEXAS, INC.
FPA MEDICAL MANAGEMENT OF THE MID-ATLANTIC, INC.
FPA SURGICAL CENTER, INC.
FPA WOMEN'S CARE OF GEORGIA, INC.
FPA OF GEORGIA, INC.
FOUNDATION HEALTH IPA, A PROFESSIONAL MEDICAL CORP.
G.P.M. IPA, INC.
GATEWAY IPA, INC.
GATEWAY PHYSICIANS SERVICES, INC.
GOTHAM MANAGEMENT, INC.
GOTHAM MID-TOWN MANAGEMENT, INC.
HAYWARD VESPER MEDICAL GROUP, INC.
HEALTH ONE ASSOCIATES, INC.
HEALTH PARTNERS, INC.
HEALTHCAP, INC.
HEALTHCAP-MISSOURI, INC.
HEALTHCAP-NEVADA, INC.
INTERGROUP IPA, P.C.
MID-LEVEL PRACTITIONERS, INC.
MONTEBELLO PHYSICIANS MEDICAL GROUP, INC.
NOVA HEALTHCARE MEDICAL GROUP, INC.
NOVA PHYSICIANS MEDICAL CORPORATION, INC.
OB-GYN MANAGEMENT, INC.
PHYSICIAN NETWORK OF WHITTIER MEDICAL ASSOCIATES, INC.
PHYSICIANS MEDICAL GROUP OF FLORIDA, INC.
PRIMARY CARE MEDICAL GROUP AT LITTLE COMPANY OF MARY HOSPITAL, INC. PRIVATE PHYSICIANS GROUP AT STANFORD, A MEDICAL GROUP, INC.
SAN ANTONIO HEALTH PARTNERS, INC.
ST. FRANCIS CARE MEDICAL GROUP
STERLING ANESTHESIA, INC.
STERLING CREDENTIALS VERIFICATION SERVICES, INC.
STERLING EMERGENCY MEDICAL CARE, INC.
STERLING EMERGENCY TREATMENT ASSOCIATES, INC.
STERLING HEALTHCARE GROUP, INC.
STERLING HEALTHCARE MEDICAL CORP.
STERLING HEALTHCARE OF TEXAS, P.A.
STERLING MEDICAL GROUP OF MICHIGAN, INC.
STERLING MEDICAL GROUP OF MICHIGAN, P.C.
STERLING MEDNET EMERGENCY SERVICES, INC.
STERLING MIAMI, INC.
STERLING MICHIGAN, P.C.
STERLING PROFESSIONAL EMERGENCY PHYSICIANS, LLC
STERLING RADIOLOGY, INC.
STERLING REGIONAL EMERGENCY SERVICES, INC.
STERLING SUB TEXAS, INC.
THE DOCTORS OFFICENTER MEDICAL GROUP OF HOUSTON, P.A.
THE DOCTORS OFFICENTER MEDICAL GROUP OF DALLAS, P.A.
THOMAS-DAVIS MEDICAL CENTERS, P.C.
VIP IPA, A PROFESSIONAL MEDICAL CORPORATION
VIRGINIA HEALTH PARTNERS, INC.
VMS MEDICAL IPA, INC.

                                   Schedule 2

                  Minimum EBITDA. The Borrower shall not permit cumulative aggregate EBITDA of all of the "Core Businesses" for the period from August 1, 1998 through the last day of any fiscal month set forth below to be less than the amount set forth opposite such fiscal month:


                                                    Cumulative
                                                      EBITDA
                                                      ------

            August, 1998                             $1,000,000
         September, 1998                             $3,000,000
           October, 1998                             $5,500,000
          November, 1998                             $8,000,000
          December, 1998                            $10,000,000

                  Minimum Net Cash Flow From Operations. The Borrower and the Guarantors shall not permit actual cumulative Net Cash Flow from Operations of
(a) the Borrower and the Guarantors, taken as a whole, (b) each Core Business, and (c) the Borrowers and the Guarantors that are not part of a Core Business, for the period from the Petition Date through each of (i) July 31, 1998, (ii) August 28, 1998, (iii) September 25, 1998, (iv) October 31, 1998, (v) November 30, 1998 and (vi) December 31, 1998, to be less than 85% of the projected Net Cash Flow from Operations if cumulative Net Cash Flow from operations is a positive number or not to exceed 115% of cumulative Net Cash Flow from Operations if cumulative Net Cash Flow from Operations is a negative number for all applicable entities, all as set forth for each such period on the Budget delivered on the Closing Date.

                  Minimum Receipts; Maximum Transition Cost Disbursements. The Borrower and the Guarantors shall not permit actual aggregate cash receipts of
(a) the Borrower and the Guarantors, taken as a whole, (b) each Core Business, and (c) the Borrowers and the Guarantors that are not part of a Core Business for the period from the Petition Date through each of (i) July 31, 1998, (ii) August 28, 1998, (iii) September 25, 1998, (iv) October 31, 1998, (v) November 30, 1998 and (vi) December 31, 1998, to be less than 85% of its projected aggregate cash receipts for the applicable entities as set forth for each such period on the Budget delivered on the Closing Date, provided that payments made by payors to third party claimants on behalf of the Borrower or any Guarantor, as the case may be, and transfers made prior to July 31, 1998 as permitted by part (o)(iv) of the Covenants section herein, shall be deemed to be cash receipts for purposes of this provision, and provided further that the failure to receive past-due Sterling Medicare Receivables when scheduled shall not be violative of this provision.

                  For purposes hereof:

                  (a) "EBITDA" means, for any period, all as determined in accordance with GAAP, the aggregate consolidated net income (or net loss) for the Core Businesses for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges, (iv) gains or losses form assets sales, (v) net total Federal, state and local income tax expense, (vi) gross interest expense for such period less gross interest income for such period, (vii) extraordinary losses, (viii) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded form operation income, (ix) the cumulative effect of any change in accounting principles, (x) "Chapter 11 expenses" (or "administrative costs reflecting Chapter 11 expenses") as shown on the Borrower's consolidated statement of income for such period and
(xi) obligations incurred pursuant to the retention bonus program, less (b) extraordinary gains plus or minus (c) the amount of cash received or expended in such period in respect of any amount which, under clause (iii) or (viii) above, was taken in to account in determining EBITDA for such or any prior period;

                  (b) "Core Business(es)" mean the retained businesses of each of Sterling Healthcare Group, Inc., Health Partners, Inc., the FPA Florida Medical Groups, Cornerstone, Meridian, Axminster and Gonzaba and their respective subsidiaries and affiliates as described in the Budget and Retained Core Business Unit Normalized Revenue/EBITDA Analysis.

                  (c) "Net Cash Flow from Operations" means, as to the Borrower or any Guarantor, the difference between cash receipts and cash disbursements for such entity and its consolidated subsidiaries, without regard to (i) financing costs, (ii) retention costs, (iii) utility company deposits, (iv) professional fee retainers, (v) professional fees, (vi) proceeds of asset sales and (vii) borrowings or repayments under the DIP Facility, determined in a manner consistent with the manner in which the line item "Net Cash Flow from Operations" was determined on the Budget for the Borrower or any such Guarantor, as the case may be, delivered on the Closing Date.

                                                       EXHIBIT B
                                                       DRAFT - Subject to Change



                          FPA Medical Management, Inc.
                                    (Parent)
                          ----------------------------
                                       /
                                       /
                                       /
                                FMMI Holding Co.
                      (Intermediate Level Holding Company)
            ---------------------------------------------------------
            /                          /                             /
            /                          /                             /
            /                          /                             /
Sterling Healthcare          Primary Care Physician            Shared Services
   Group, Inc.                  Practice Entities                  Company
                       ------------------------------------
                       /                                   /
                       /                                   /
                       /                                   /
                Western Region                      Eastern Region
                  Holding Co.                        Holding Co.
        -------------------------               ------------------------
        /                       /               /                      /
        /                       /               /                      /
        /                       /               /                      /
e.g., Axminster   e.g., Arizona (MC)      e.g., Meridian   e.g., Health Partners




          Only selected business units shown. Others would be laterally situated under their respective regional holding companies

                                                                       EXHIBIT C

                EMPLOYEE RETENTION PROGRAM (INDIVIDUAL ANALYSES)


------------------------------------------------------------------------------------------------------------------------------
                                                                           Retention           25%                     75%
     Name               Title          Annual Salary           %             Amount        Installment             Installment
------------------------------------------------------------------------------------------------------------------------------
Stephen J.          President &         $850,000.00           125        $1,062,500.00     $265,625.00             $796,875.00
Dresnick            CEO
------------------------------------------------------------------------------------------------------------------------------
Jack Greenman       EVP                  395,000.00            75           296,250.00       74,062.50              222,187.50

------------------------------------------------------------------------------------------------------------------------------
James Lebovitz      EVP & General        395,000.00            75           296,250.00       74,062.50              222,187.50
                    Counsel
------------------------------------------------------------------------------------------------------------------------------
Kevin Ellis         EVP & Chief          345,000.00            75           258,750.00       64,687.50              194,062.50
                    Medical Officer
------------------------------------------------------------------------------------------------------------------------------
Chip Phillips       SVP Operations       262,500.00            50           131,250.00       32,812.50               98,437.50
------------------------------------------------------------------------------------------------------------------------------
Charles Sanders     Pres. Southwest      190,000.00            50            95,000.00       23,750.00               71,250.00
                    Division
------------------------------------------------------------------------------------------------------------------------------
John Seitz          Pres. Physicians     195,000.00            50            97,500.00       24,375.00               73,125.00
                    Services
------------------------------------------------------------------------------------------------------------------------------
Jonathan Klein      National MIS         107,000.00            25            26,750.00        6,687.50               20,062.50
                    Director
------------------------------------------------------------------------------------------------------------------------------
Judy Baum           VP-HR                150,000.00            15            22,500.00        5,625.00               16,875.00
------------------------------------------------------------------------------------------------------------------------------
Chris Lutes         SVP-Operations       140,000.00            25            35,000.00        8,750.00               26,250.00
                    Sterling
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                          Retention           25%              75%
    Name                Title            Annual Salary           %          Amount        Installment      Installment
-----------------------------------------------------------------------------------------------------------------------
Alfred Damus        SVP & Chief            90,000.00            25         22,500.00       5,625.00         16,875.00
                    Medical Off-
                    Sterling
-----------------------------------------------------------------------------------------------------------------------
Mark Price          SVP & New             175,000.00            25         43,750.00      10,937.50         32,812.50
                    Business
                    Develp.-Sterling
-----------------------------------------------------------------------------------------------------------------------
Greg Norton         Regional              120,000.00            25         30,000.00       7,500.00         22,500.00
                    Controller
-----------------------------------------------------------------------------------------------------------------------
Thomas Brophy       CFO-HPI               140,000.00            25         35,000.00       8,750.00         26,250.00
-----------------------------------------------------------------------------------------------------------------------
Russel              National Risk         122,000.00            15         18,300.00       4,575.00         13,725.00
O'Donnell           Manager
-----------------------------------------------------------------------------------------------------------------------
Brian Wenzel        VP-Business           140,000.00            25         35,000.00       8,750.00         26,250.00
                    Development-
                    HPI
-----------------------------------------------------------------------------------------------------------------------
Jan Bennett         Regional Risk          85,000.00            25         21,250.00       5,312.50         15,937.50
                    Manager
-----------------------------------------------------------------------------------------------------------------------
Carol Young         Corporate              68,000.00            15         10,200.00       2,550.00          7,650.00
                    Counsel
-----------------------------------------------------------------------------------------------------------------------
Steven Jones        Counsel               100,000.00            15         15,000.00       3,750.00         11,250.00
-----------------------------------------------------------------------------------------------------------------------
Nancy Watkin        Regional              122,000.00            25         30,500.00       7,625.00         22,875.00
                    Counsel
-----------------------------------------------------------------------------------------------------------------------
Zaffar Havat        Asst. Controller       59,200.00            25         14,800.00       3,700.00         11,100.00
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                          Retention           25%              75%
    Name                Title            Annual Salary           %          Amount        Installment      Installment
-----------------------------------------------------------------------------------------------------------------------
Kal Mistry          Regional HR             99,500.00           25          24,875.00      6,218.75         18,656.25
                    Director
-----------------------------------------------------------------------------------------------------------------------
Karen Marsh         SVP-Sterling            97,000.00           25          24,250.00      6,062.50         18,187.50
-----------------------------------------------------------------------------------------------------------------------
Mike Fain           RVP-Sterling           111,500.00           15          16,725.00      4,181.25         12,543.75
-----------------------------------------------------------------------------------------------------------------------
DuWane              RVP-Sterling           103,034.00           15          15,455.10      3,863.78         11,591.33
Hooper
-----------------------------------------------------------------------------------------------------------------------
Susan Klasic        Operations-             64,985.50           15           9,747.75      2,436.94          7,310.81
                    Sterling
-----------------------------------------------------------------------------------------------------------------------
JoAnn Hooker        Operations-             72,100.00           15          10,800.00      2,700.00          8,100.00
                    Sterling
-----------------------------------------------------------------------------------------------------------------------
Ron Sale            NBD-Sterling           117,100.00           15          17,565.00      4,391.25         13,173.75
-----------------------------------------------------------------------------------------------------------------------
Joe Walsh           HPI-Dir.Bus.           100,000.00           25          25,000.00      6,250.00         18,750.00
                    Development
-----------------------------------------------------------------------------------------------------------------------
Tony Colker         FPA-Texas               85,000.00           15          12,750.00      3,187.50          9,562.50
-----------------------------------------------------------------------------------------------------------------------
Tim Molyneux        Operations-             70,000.00           15          10,500.00      2,625.00          7,875.00
                    Sterling
-----------------------------------------------------------------------------------------------------------------------
Mary Granolf        FPA-Southeast           66,000.00           15           9,900.00      2,475.00          7,425.00
-----------------------------------------------------------------------------------------------------------------------
Greg Miller         Meridian               160,000.00           15          24,000.00      6,000.00         18,000.00
-----------------------------------------------------------------------------------------------------------------------
Jim Clemmons        FPA-Southeast           70,000.00           25          17,500.00      4,375.00         13,125.00
-----------------------------------------------------------------------------------------------------------------------
Don Booth           Operations-             68,500.00           15          10,275.00      2,548.75          7,706.25
                    Sterling
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                          Retention           25%              75%
    Name                Title            Annual Salary           %          Amount        Installment      Installment
-----------------------------------------------------------------------------------------------------------------------
Lee Harris          FPA-Southeast           95,000.00           15         14,250.00       3,502.50         10,687.50
-----------------------------------------------------------------------------------------------------------------------
Dr. A. Ginosy       FPA-Southeast          178,200.00           15         26,730.00       6,682.50         20,047.50
-----------------------------------------------------------------------------------------------------------------------
Richard Collado     FPA-Southeast          115,000.00           15         17,250.00       4,312.50         12,937.50
-----------------------------------------------------------------------------------------------------------------------
J. Garcia           FPA-Southeast           85,000.00           15         12,750.00       3,187.50          9,562.50
-----------------------------------------------------------------------------------------------------------------------
M. Justice          Operations-             55,025.00           15          8,373.75       2,093.44          6,280.31
                    Sterling - CME
-----------------------------------------------------------------------------------------------------------------------
Ed Henry            FPA-Southeast           72,600.00           15         10,890.00       2,722.50          8,167.50
-----------------------------------------------------------------------------------------------------------------------
Miguel Gamann       Operations-             54,960.00           15          8,244.00       2,061.00          6,183.00
                    Sterling
-----------------------------------------------------------------------------------------------------------------------
M. Drori            Consumer                49,143.00           15          7,371.45       1,842.86          5,528.59
                    Programs
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                  $2,933,252.05    $733,313.01      2,199,939.04
-----------------------------------------------------------------------------------------------------------------------